Exhibit (d)

INVESTMENT MANAGEMENT AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT made this [__th] day of [______], 2022 by and between Morgan Stanley ETF Trust, a Delaware statutory trust (the “Trust”), and Morgan Stanley Investment Management Inc., a Delaware corporation (the “Adviser”).

AGREEMENTS

Now, Therefore, the Trust and the Adviser agree as follows:

1. Duties of Adviser.

a.	Investment Program. The Trust hereby appoints the Adviser to act as investment adviser to the series of the Trust set forth on Schedule A hereto, as such Schedule A may be amended from time to time (each a “Portfolio” and, collectively, the “Portfolios”), for the period and on such terms as set forth in this Agreement. The Trust employs the Adviser to manage the investment and reinvestment of the assets of the Trust’s Portfolios, to continuously review, supervise and administer the investment program of each of the Portfolios, to determine in its discretion the securities to be purchased or sold and the portion of each such Portfolio’s assets to be held uninvested, to provide the Trust with records concerning the Adviser’s activities which the Trust is required to maintain, and to render regular reports to the Trust’s officers and Board of Trustees concerning the Adviser’s discharge of the foregoing responsibilities. The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations set out in this Agreement for the compensation provided for herein.
b.	Oversight. The Adviser will, to the extent applicable, perform or supervise the performance by others of services to the Trust in connection with the operations of the Portfolios.

Without limiting the generality of the foregoing, the Adviser will:

(i)	Provide the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.
(ii)	Monitor each Portfolio’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986;
(iii)	Monitor the Trust’s compliance with all applicable federal securities and other regulatory requirements;
(iv)	Monitor the Trust’s compliance with its Registration Statement;
(v)	Assist with and supervise the preparation and filing of, periodic reports with the SEC on Form N-PORT and Form N-CEN;
(vi)	Assist with and supervise the preparation and filing of, with the SEC the Trust’s annual, semi-annual and quarterly shareholder reports;

(vii)	Assist with and supervise the preparation and filing of, registration statements on Form N-1A and other filings relating to the registration of Shares;
(viii)	Assist with and supervise the preparation and filing of, any other regulatory reports to and for any federal, local or state agency as may be required; and
(ix)	Review any reports produced by, and supervise the operations and performance of, the various organizations providing services to the Trust or any Portfolio of the Trust, including, without limitation, the Trust’s distributor, custodian, any sub-adviser, fund accountant, transfer agent, outside legal counsel, independent public accountants, and other entities providing services to the Trust, and at the request of the Trustees, report to the Trustees on the performance of such organizations.

The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust, and in compliance with the objectives, policies and limitations set forth in the Trust’s prospectus, and statement of additional information filed with the Securities and Exchange Commission (the “SEC”) as part of the Trust’s Registration Statement on Form N-1A, as may be periodically amended or supplemented from time to time, and in compliance with applicable laws, regulations and policies and procedures approved by the Board of Trustees pursuant to Rule 38a-1 of the Investment Company Act of 1940, as amended (“1940 Act”).

2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for each of the Trust’s Portfolios and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Unless and until otherwise directed by the Board of Trustees of the Trust, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Trust, . The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

3. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Trust shall pay to the Adviser monthly compensation determined by applying the annual rates to the Portfolio’s daily net assets as set forth on Schedule A. Compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly.

The Adviser is responsible for substantially all the expenses of each Portfolio (including expenses of the Trust relating to the Portfolio), except for distribution fees, if any, brokerage expenses, acquired fund fees and expenses, taxes, interest, litigation expenses and other extraordinary expenses, including the costs of proxies, not incurred in the ordinary course of each Portfolio’s business.

In the event of termination of this Agreement, the fee set forth in Schedule A to this Agreement shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in the month.

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4. Other Services. The Adviser will arrange to furnish the Trust office space in the offices of the Adviser, or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, simple business equipment, supplies, utilities and telephone service required for managing the investments of the Trust.

5. Reports. The Trust and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

6. Status of Adviser. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

7. Liability of Adviser. In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Adviser of its obligations and duties hereunder, or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act, the Adviser shall not be subject to any liability whatsoever to the Trust, or to any shareholder of the Trust, for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of any Portfolio of the Trust.

8. Permissible Interests. Subject to and in accordance with the Declaration of Trust and the Certificate of Incorporation of the Adviser, Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as Trustees, officers, agents, shareholders or otherwise; Trustees, officers, agents and shareholders of the Adviser are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a shareholder or otherwise; and that the effect of any such interrelationships shall be governed by said Declaration of Trust, Certificate of Incorporation and the provisions of the 1940 Act.

9. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue in effect with respect to each Portfolio (including with respect to any new Portfolio added to the Agreement) for an initial period of two years and thereafter at least annually, provided such continuance is specifically approved (a) by the vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval (or as otherwise permitted by the 1940 Act or any applicable rule, order or interpretation), and (b) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio of the Trust; provided however, that if the holders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act or any applicable rule, order or interpretation. This Agreement may be terminated by any Portfolio of the Trust at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on 60 days’ written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days’ written notice to the Trust. This agreement will automatically and immediately terminate in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the Adviser’s business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control of the Adviser’s business shall not be deemed to be an assignment for the purposes of this Agreement. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party and shall be deemed given when received by the addressee.

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As used in this Section 9, the terms “assignment,” “interested persons,” and “a vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

10. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (a) by vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of each Portfolio of the Trust.

11. Use of Name. The Trust agrees that if this Agreement is terminated and the Adviser shall no longer be the adviser to the Trust, the Trust will, within a reasonable period of time, change its name to delete reference to “Morgan Stanley.”

12. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

15. Trust Obligations. The parties to this Agreement agree that the obligations of the Trust and its Portfolios under this Agreement shall not be binding upon any of the Trustees, shareholders, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the respective Portfolios.

16. Limitation of Liability. This Agreement is executed by, or on behalf of, the Trust; the Adviser hereby expressly acknowledges the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust and agrees that the obligations assumed by the Portfolios pursuant to this Agreement shall be limited in all cases to the respective Portfolios and their assets; and the Adviser shall not seek satisfaction of any such obligations from the Trustees, officers or shareholders of the Portfolios. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.

MORGAN STANLEY INVESTMENT MANAGEMENT INC.		MORGAN STANLEY ETF TRUST

By:		By:
	Name:		Name:
	Title: President		Title: President and Principal Executive Officer

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SCHEDULE A
As of [_____], 2022

PORTFOLIO	EFFECTIVE DATE OF AGREEMENT	CONTRACTUAL RATE OF MANAGEMENT FEES
Calvert International Responsible Index ETF	Effective Date: [___]	[ ]% of daily net assets
Calvert Ultra-Short Investment Grade ETF	Effective Date: [___]	[ ]% of daily net assets
Calvert US Large-Cap Core Responsible Index ETF	Effective Date: [___]	[ ]% of daily net assets
Calvert US Large-Cap Diversity, Equity and Inclusion Index ETF	Effective Date: [___]	[ ]% of daily net assets
Calvert US Mid-Cap Core Responsible Index ETF	Effective Date: [___]	[ ]% of daily net assets
Calvert US Select Equity ETF	Effective Date: [___]	[ ]% of daily net assets
Sch. A-1